Exhibit 10.17

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of January 31, 2019 (the “Execution Date”), by and between HINES GLOBAL REIT RIVERSIDE CENTER LLC, a Delaware limited liability company (the “Landlord”), and STEALTH BIOTHERAPEUTICS INC., a Delaware corporation, formerly known as Stealth Peptides Incorporated (the “Tenant”).

WHEREAS, Landlord and Tenant entered into an Office Lease Agreement dated as of October 31, 2014 (the “Original Lease”), relating to certain premises containing 14,446 square feet of office space (the “Existing Premises”), in two adjoining areas of 6,761 square feet and 7,685 square feet, respectively, located on the first (1st) floor of the building located at Three Riverside Center, 275 Grove Street, Newton, MA 02466, as more particularly described therein (the “Building”);

WHEREAS, Tenant desires to lease additional space comprising approximately 3,102 square feet of floor area located on the first (1st) floor of the Building and known as Suite 3-103 (the “Expansion Premises”), as shown on Exhibit A, First Amendment, attached hereto and incorporated herein, and Landlord is willing to lease the Expansion Premises to Tenant on the terms and conditions hereinafter set forth; and

WHEREAS, Landlord and Tenant desire to amend to the Original Lease to reflect the foregoing lease of the Expansion Premises in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1. Expansion of Premises. Landlord hereby leases to Tenant, and Tenant hereby hires and takes from Landlord, the Expansion Premises. Said lease of the Expansion Premises shall be for a term commencing on the date Landlord delivers the Expansion Premises to Tenant, which is estimated to occur or on about May 1, 2019 (the “Expansion Premises Commencement Date”) and expiring on November 30, 2020, the “Termination Date” of the Original Lease (the “Expansion Term”). Landlord shall deliver the Expansion Premises to Tenant broom clean and free of any prior tenant’s moveable fixtures, furniture, equipment and personal property. Except as set forth in the preceding sentence, Tenant agrees to accept the Expansion Premises in its AS IS condition as of the Expansion Premises Commencement Date. The “Expansion Premises Rent Commencement Date” shall be the date that is thirty (30) days following the Expansion Premises Commencement Date.

Except to the extent inconsistent with the terms of this First Amendment, said lease of the Expansion Premises shall be upon all of the terms and conditions set forth in the Original Lease with respect to the Existing Premises (including, without limitation, the Extension Option set forth in Section 2 of Exhibit F, which shall apply to both the

Existing Premises and the Expansion Premises). Effective as of the Expansion Premises Commencement Date, (w) all references in the Lease to “Premises” shall be deemed to mean the “Existing Premises” and the “Expansion Premises”, collectively, and (x) the Premises shall then contain a total of 17,548 square feet, (y) Tenant’s Pro Rata Share shall increase to 3.48%; and (z) all references to the “Lease” shall mean the Original Lease, as amended by this First Amendment.

2. Rent for Expansion Premises. Commencing on the Expansion Premises Rent Commencement Date and continuing through the Termination Date, Tenant shall pay Rent for the Expansion Premises as set forth below:

A. Base Rent. Base Rent for the Expansion Premises shall be at the same per-rentable-square-foot rate that Tenant is then paying for the Existing Premises as of the Expansion Premises Rent Commencement Date (i.e., $43.00 per square foot), which rate shall be increased at the same time the Base Rent for the Existing Premises is increased in accordance with Section 1.03 of the Lease.

B. Additional Rent. Commencing on the Expansion Premises Rent Commencement Date and continuing through the Termination Date, Tenant shall pay Expense Excess and Tax Excess with respect to the Expansion Premises in accordance with the provisions of Exhibit B of the Lease, and the Base Year for Taxes and for Expenses shall be the same as the Base Years for the Existing Premises.

C. Electricity Charges. Tenant shall pay electricity charges for the Expansion Premises in accordance with the provisions of Section 7.02 of the Lease.

3. Alterations to the Expansion Premises. Any alterations which tenant may elect to make to the Expansion Premises shall be made in accordance with the terms and conditions of Section 9.03 of the Original Lease.

4. Parking. In addition to Tenant’s Unreserved Parking and Reserved Parking rights sets forth in Section 1 of Exhibit F of the Original Lease, with respect to the Expansion Premises, Tenant shall have the right to use an additional nine (9) parking spaces within the parking facility garage and surface lots on a non-exclusive, first-come, first-served basis (the “Additional Unreserved Parking”) and an additional one (l) allotted space in the underground executive parking garage under One Riverside Center (the “Additional Reserved Parking”) in accordance with the terms and conditions set forth in said Section 1 of Exhibit F.

5. Security Deposit. Reference is made to the fact that Landlord is presently holding and shall continue to hold the Security Deposit in accordance with the provisions of Section 6 of the Original Lease. No increase in the amount of the Security Deposit shall be required with respect to the Expansion Premises.

6. Inapplicable Lease Provisions. Section 1.06 (Allowance) and Exhibit C (Work Letter) of the Original Lease shall have no applicability with respect to the Expansion Premises or this First Amendment.

7. Broker. Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this First Amendment, other than Colliers International and Cushman & Wakefield (collectively, the “Broker”). Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this First Amendment, other than the Broker. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this First Amendment, other than the Broker. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this First Amendment, other than the Broker. Landlord shall pay a brokerage commission to the Broker pursuant to a separate agreement between Landlord and Broker.

8. Miscellaneous. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Lease. Except as amended hereby, the Original Lease is hereby ratified and confirmed.

9. Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original, and such counterparts, when taken together, shall constitute one agreement.

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SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

LANDLORD:

HINES GLOBAL REIT RIVERSIDE CENTER
LLC, a Delaware limited liability company

By:	/s/ Josh Gravenor
Name: Josh Gravenor
Title: Authorized Agent

TENANT:

STEALTH BIOTHERAPEUTICS INC., a
Delaware corporation

By:	/s/ Henry H. Hess
Name: Henry H. Hess
Title: Chief Legal Counsel

EXHIBIT A, FIRST AMENDMENT

PLAN OF EXPANSION PREMISES

See attached.

KEY PLAN

EXISTING CONDITIONS
APRIL 17, 2018

SUITE 103C - 3,102 RSF

Hines

SIERRA ARCHITECTS

RIVERSIDE CENTER - BUILDING 3 - FIRST FLOOR - NEWTON, MA

W:\Riverside Center\05063.91 Area Calculations\base plans\05063.91-01-EX-00.dwg , Plotted 4/17/2018 4:18 PM, By Jenny Pineros